As filed with the Securities and Exchange Commission on September 1, 2023

Registration Nos. 333-116546

333-149478

333-172465

333-186896

333-193705

333-196141

333-209489

333-213476

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 TO:

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-116546)

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-149478)

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-172465)

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-186896)

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-193705)

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-196141)

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-209489)

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-213476)

UNDER

THE SECURITIES ACT OF 1933

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0768598
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number )

12101 Airport Way, Broomfield, Colorado 80021

(800) 455-1476

(Address of principal executive offices) (Zip Code)

1998 STOCK OPTION/STOCK ISSUANCE PLAN

2004 EQUITY INCENTIVE PLAN (AS AMENDED AND RESTATED, AND FURTHER AMENDED MAY 23, 2013)

2004 EMPLOYEE STOCK PURCHASE PLAN (AS AMENDED AND RESTATED, AND FURTHER

AMENDED NOVEMBER 7, 2018 AND AUGUST 9, 2022)

NUVASIVE, INC. 2014 EQUITY INCENTIVE PLAN

ELLIPSE TECHNOLOGIES, INC. 2015 INCENTIVE AWARD PLAN

(Full Title of the Plans)

Daniel T. Scavilla, President and Chief Executive Officer

NuVasive, Inc.

12101 Airport Way, Broomfield, Colorado 80021

(610) 930-1800

(Name and address of agent for service)

With copies to:

Rachael M. Bushey, Esq.

Jennifer L. Porter, Esq.

Laura K. Umbrecht, Esq.

Goodwin Procter LLP

2005 Market Street, 32nd Floor

Philadelphia, PA 19103

(445) 207-7800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a small reporting company)	Small reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF COMMON STOCK

These Post-Effective Amendments (the “Post-Effective Amendments”), filed by NuVasive, Inc., a Delaware corporation (“NuVasive” or the “Registrant”) relate to the following Registration Statements on Form S-8 (each as amended as of immediately prior to the filing of these Post-Effective Amendments, the “Registration Statement”) of NuVasive:

Registration Statement No. 333-116546 pertaining to the 2,252,771 shares of the common stock of NuVasive (“NuVasive Common Stock”), $0.001 par value per share issuable under the NuVasive, Inc. 2004 Equity Incentive Plan (the “2004 Plan”), 2,372,018 shares of NuVasive Common Stock issuable under the 1998 Stock Option/Stock Issuance Plan and 350,000 shares of NuVasive Common Stock issuable under the NuVasive, Inc. 2004 Employee Stock Purchase Plan (the “ESPP”), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 16, 2004.

Registration Statement No. 333-149478 pertaining to the 2,316,054 shares of NuVasive Common Stock issuable under the 2004 Plan and 579,788 shares of NuVasive Common Stock issuable under the ESPP, which was filed with the SEC on February 29, 2008.

Registration Statement No. 333-172465 pertaining to the 5,970,550 shares of NuVasive Common Stock issuable under the 2004 Plan and 1,499,388 shares of NuVasive Common Stock issuable under the ESPP, which was filed with the SEC on February 25, 2011.

Registration Statement No. 333-186896 pertaining to the 3,445,660 shares of NuVasive Common Stock issuable under the 2004 Plan and 861,414 shares of NuVasive Common Stock issuable under the ESPP, which was filed with the SEC on February 26, 2013.

Registration Statement No. 333-193705 pertaining to the 1,797,729 shares of NuVasive Common Stock issuable under the 2004 Plan, as amended and restated, and 449,432 shares of NuVasive Common Stock issuable under the ESPP, which was filed with the SEC on January 31, 2014.

Registration Statement No. 333-196141 pertaining to the 2,400,000 shares of NuVasive Common Stock issuable under the NuVasive, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), filed with the SEC on May 21, 2014.

Registration Statement No. 333-209489 pertaining to the 1,508,423 shares of NuVasive Common Stock issuable under the Ellipse Technologies, Inc. 2015 Incentive Award Plan, filed with the SEC on February 11, 2016.

Registration Statement No. 333-213476 pertaining to the 2,200,637 shares of NuVasive Common Stock issuable under the 2014 Plan, filed with the SEC on September 2, 2016.

On September 1, 2023, pursuant to the previously announced Agreement and Plan of Merger, dated February 8, 2023 (as amended, the “Merger Agreement”) entered into by NuVasive, Globus Medical, Inc., a Delaware corporation (“Globus”) and Zebra Merger Sub, Inc., a Delaware corporation and a directly wholly-owned subsidiary of Globus (“Merger Sub”), Merger Sub merged with and into NuVasive (the “Merger”), with NuVasive surviving the Merger as a wholly-owned subsidiary of Globus.

Pursuant to the terms of the Merger Agreement, each issued and outstanding share of NuVasive Common Stock, other than certain excluded shares, was converted into the right to receive 0.75 shares of Class A common stock of Globus, par value $0.001 per share, and cash in lieu of fractional shares.

In connection with the Merger, NuVasive has terminated any and all of the offerings of NuVasive’s securities pursuant to the Registration Statements. In accordance with the undertakings made by NuVasive in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, NuVasive hereby amends the Registration Statements and removes from registration any and all of the securities of NuVasive, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing amendments on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Audubon, Commonwealth of Pennsylvania, on September 1, 2023.

NUVASIVE, INC.
(Registrant)

By:	/s/ Daniel T. Scavilla
Daniel T. Scavilla
President and Chief Executive Officer

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.